Exhibit 99.1

Immunovant Reports Financial Results for the Quarter and Nine Months Ended December 31, 2020
Company Ended the Quarter With Cash of Approximately $422 Million
NEW YORK, Feb. 16, 2021 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today reported financial results for its fiscal third quarter and nine months ended December 31, 2020. Immunovant ended the quarter with approximately $422 million in cash.

In February 2021, we voluntarily paused dosing in our clinical trials for IMVT-1401 due to elevated total cholesterol and LDL levels observed in patients treated with IMVT-1401. We have informed our regulators and investigators of this voluntary pause of dosing in ASCEND GO-2, a Phase 2b trial in Thyroid Eye Disease and ASCEND-WAIHA, a Phase 2 trial in Warm Autoimmune Hemolytic Anemia.

In order to better characterize the observed lipid findings, we have begun to conduct a program-wide data review with input from external scientific experts. Our unblinded analysis of the data from ASCEND GO-2 trial remains ongoing. The full set of data is now being collected, quality-controlled and consolidated. In the open label ASCEND-WAIHA trial, we also plan to conduct an interim data review from participants in Cohort 1 (680 mg weekly) after similarly consolidating and quality-controlling the data. We expect to continue development of IMVT-1401 and plan to progress discussions with regulatory authorities to align on the next steps in its continued development. We expect to provide a further update on our current and future indications and timelines in the second quarter of calendar year 2021.

Financial Highlights for Fiscal Third Quarter Ended December 31, 2020
R&D Expenses: Research and development expenses increased by $16.1 million, from $5.0 million for the three months ended December 31, 2019 to $21.1 million for the three months ended December 31, 2020. This year-over-year increase was primarily due to an $8.9 million increase in contract manufacturing costs driven by the expansion of our clinical trial programs for the treatment of autoimmune disease, and $1.4 million and $0.9 million increases in costs related to clinical studies and clinical research, respectively, due to expansion of clinical trials.
G&A Expenses: General and administrative expenses increased by $4.4 million, from $6.1 million for the three months ended December 31, 2019 to $10.5 million for the three months ended December 31, 2020. The year-over-year increase was primarily due to personnel-related costs (including stock-based compensation expense) resulting from higher headcount.
Net Loss: Net loss was $31.8 million ($0.32 per common share) for the three months ended December 31, 2020, compared to $11.3 million ($0.28 per common share) for the three months ended December 31, 2019. Net loss for the three months ended December 31, 2020 and 2019 included $6.0 million and $1.4 million, respectively, related to non-cash stock-based compensation expense.
Common Stock: As of December 31, 2020, there were 97,971,243 shares of common stock issued and outstanding.

Financial Highlights for Fiscal Nine Months Ended December 31, 2020
R&D Expenses: Research and development expenses were $50.0 million for the nine months ended December 31, 2020, compared to $33.8 million for the nine months ended December 31, 2019. The year-over-year increase was primarily due to increases in contract manufacturing costs of $15.5 million driven by the expansion of clinical trial programs for the treatment of autoimmune diseases and costs related to non-clinical and clinical studies of $2.6 million. Other increases include higher personnel-related expenses (including stock-based compensation expense) due to higher headcount to support clinical operations and increased professional services.
G&A Expenses: General and administrative expenses were $29.2 million for the nine months ended December 31, 2020, compared to $11.8 million for the nine months ended December 31, 2019. The year-over-year increase was primarily due to higher stock-based compensation expense and higher personnel-related costs, both of which were due to higher headcount. Other increases include higher legal and professional fees to support our growth and operations as a public company.
Net Loss: Net loss was $79.3 million ($0.94 per common share) for the nine months ended December 31, 2020, compared to $45.8 million ($1.16 per common share) for the nine months ended December 31, 2019. Net loss for the nine months ended December 31, 2020 and 2019 included $13.3 million and $5.1 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.
Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Immunovant makes concerning Immunovant’s clinical programs and its product candidate, IMVT-1401; Immunovant’s current program-wide data review with input from external scientific experts; Immunovant’s expectation to continue development of IMVT-1401 and plan to progress discussions with regulatory authorities to align on the next steps in its continued development; Immunovant’s expectation to provide a further update on its current and future indications and timelines in the second quarter of calendar year 2021; and the potential efficacy of Immunovant’s current product candidate and any future product candidates for patients with autoimmune disease are forward-looking. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of Immunovant’s product candidates; Immunovant’s scientific approach and general development progress; the availability and commercial potential of Immunovant’s product candidates including the size of potentially addressable markets and degree of market acceptance; the potential impact of the recent COVID-19 pandemic on Immunovant’s clinical development plans and timelines; and actions by regulatory authorities with respect to Immunovant’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described under the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q in each case filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Operating expenses:
Research and development (includes $2,549 and $4,025 of stock-based compensation expense for the three and nine months ended December 31, 2020, respectively, and $311 and $2,683 of stock-based compensation expense for the three and nine months ended December 31, 2019, respectively)(1)	$21,091	$4,953	$49,989	$33,759
General and administrative (includes $3,443 and $9,309 of stock-based compensation expense for the three and nine months ended December 31, 2020, respectively, and $1,103 and $2,440 of stock-based compensation expense for the three and nine months ended December 31, 2019, respectively)(2)	10,549	6,088	29,211	11,836
Total operating expenses	31,640	11,041	79,200	45,595
Interest expense	—	376	—	625
Other expense (income), net	503	(221)	352	(539)
Loss before (benefit) provision for income taxes	(32,143)	(11,196)	(79,552)	(45,681)
(Benefit) provision for income taxes	(367)	100	(279)	156
Net loss	$(31,776)	$(11,296)	$(79,273)	$(45,837)
Net loss per common share – basic and diluted(3)	$(0.32)	$(0.28)	$(0.94)	$(1.16)
Weighted-average common shares outstanding – basic and diluted(3)	97,920,460	41,035,055	84,413,511	39,408,236

(1)Includes $0 and $176 of costs allocated from Roivant Sciences Ltd. for the three and nine months ended December 31, 2020, respectively, and $0 and $152 of costs allocated from Roivant Sciences Ltd. for the three and nine months ended December 31, 2019, respectively.
(2)Includes $185 and $522 of costs allocated from Roivant Sciences Ltd. for the three and nine months ended December 31, 2020, respectively, and $487 and $1,001 of costs allocated from Roivant Sciences Ltd. for the three and nine months ended December 31, 2019, respectively.
(3)Retroactively restated for the reverse recapitalization.

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	December 31, 2020	March 31, 2020
Assets
Current assets:
Cash	$421,974	$100,571
Prepaid expenses	6,973	5,460
Income tax receivable	481	36
Value-added tax receivable	—	3,009
Total current assets	429,428	109,076
Operating lease right-of-use assets	3,469	—
Property and equipment, net	132	65
Deferred offering costs	—	246
Total assets	$433,029	$109,387
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,100	$1,190
Accrued expenses	13,281	10,938
Current portion of operating lease liabilities	1,104	—
Due to Roivant Sciences Ltd.	—	3,190
Total current liabilities	16,485	15,318
Operating lease liabilities, net of current portion	2,392	—
Total liabilities	18,877	15,318
Commitments and contingencies
Stockholders’ equity:(1)
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at December 31, 2020 and March 31, 2020	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and March 31, 2020	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 97,971,243 shares issued and outstanding at December 31, 2020 and 500,000,000 shares authorized, 56,455,376 shares issued and 54,655,376 shares outstanding at March 31, 2020	10	5
Additional paid-in capital	584,174	185,306
Accumulated other comprehensive income (loss)	467	(16)
Accumulated deficit	(170,499)	(91,226)
Total stockholders’ equity	414,152	94,069
Total liabilities and stockholders’ equity	$433,029	$109,387

(1) Retroactively restated for the reverse recapitalization.

Contact:
John Strumbos, Ph.D., MBA
Vice President, Finance & Strategy
Immunovant, Inc.
info@immunovant.com

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